EX10.1

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this "Amendment") is dated as of August 27, 2019 (the "Effective Date"), and is entered into by and between IPT SALT LAKE CITY DC II LLC, a Delaware limited liability company ("Landlord"), and SLEEP NUMBER CORPORATION, a Minnesota corporation ("Tenant"), with reference to the following facts:

A.

On September 30, 1998, Prologis Development Services Incorporated (“Prologis”), predecessor-in-interest to Landlord, and Select Comfort Corporation (“SCC”) entered into a Lease Agreement (the “Original Lease”) for approximately 100,800 rentable square feet (the “Premises”) in the building located at 675 North Wright Brothers Drive, Salt Lake City, Utah (the “Building”).

B.	Prologis North American Properties Fund I LLC (“PNAPF”) succeeded to the interest of Prologis under the Original Lease.
C.

On January 9, 2009, PNAPF and SCC entered into an Extension Agreement (the “Extension Agreement”).  On May 20, 2010, PNAPF and SCC entered into a First Amendment to Lease Agreement (the “First Amendment”).

D.	CLPF-SLIC 8, L.P. (“CLPF”) purchased the Building and succeeded to the interest of PNAPF under the Original Lease, as so amended.
E.

On June 15, 2015, CLPF and SCC entered into a Second Amendment to Lease Agreement (the “Second Amendment”).  The Original Lease, as amended by the Extension Agreement, the First Amendment, and the Second Amendment, is referred to herein as the “Lease”.

F.	Landlord purchased the Building and succeeded to the interest of CLPF under the Lease.
G.	SCC changed its name to Sleep Number Corporation, a Minnesota corporation.
H.	The Lease Term is set to expire as of July 31, 2020.
I.

Landlord and Tenant desire to modify and amend the Lease to provide, among other things, for the extension of the Lease Term to July 31, 2025 and for the modification of the Base Rent and certain other terms, all as more particularly set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt whereof and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Scope of Amendment; Defined Terms; Incorporation of Recitals.  Except as expressly provided in this Amendment, the Lease shall remain in full force and effect in all respects, and the term "Lease" shall mean the Lease as modified by this Amendment.  Capitalized terms used but not otherwise defined in this Amendment have the respective meanings given to them in the Lease. The preamble and recitals set forth above are hereby incorporated into this Amendment by this reference in their entirety.
2.	Modifications and Amendments to Lease. Notwithstanding anything in the Lease to the contrary, the Lease is hereby modified and amended as follows:

(a)Lease Term. The Lease Term is extended to expire on July 31, 2025 (the “Expiration Date”), with the period of time from August 1, 2020 (the “Renewal Date”) through the revised Expiration Date now being known as the "Extension Term".  During the Extension Term, all of the provisions of the Lease will apply, except as otherwise modified or amended in this Amendment.

(b)

Monthly Base Rent.  As of the Effective Date, the definition of Base Rent is amended so that, beginning on the Renewal Date, Tenant shall pay Base Rent for the Premises to Landlord in accordance with the following schedule through the remainder of the term of the Lease:

Period	Monthly Payment	Annual Payment
8/1/20 – 7/31/21	$42,336.00	$508,032.00
8/1/21 – 7/31/22	$43,606.08	$523,272.96
8/1/22 – 7/31/23	$44,914.26	$538,971.12
8/1/23 – 7/31/24	$46,261.69	$555,140.28
8/1/24 – 7/31/25	$47,649.54	$571,794.48

(c)	Notices. Notwithstanding any contrary provision in the Lease, all notices to Landlord shall be addressed to:

Industrial Property Trust Inc.

Attn: Scott Recknor
SVP - Asset Management
518 Seventeenth Street, 17th Floor
Denver, Colorado 80202

With a copy to:

Industrial Property Trust Inc.

Attn:  Jonathan Linker

Senior Real Estate Counsel

518 Seventeenth Street, 17th Floor
Denver, Colorado 80202

All notices to Tenant shall be addressed to:

Sleep Number Corporation

1001 Third Avenue South

Minneapolis, MN 55404

Attn: Corporate Counsel – Real Estate

(d)	Address for Payments. All amounts payable by Tenant to Landlord shall, until further notice from Landlord, be paid to Landlord pursuant to the following instructions:

If by ACH or Wire Transfer:

Account Name:  Industrial Property Operating Partnership LP

Financial Institution:  Wells Fargo Bank, N.A.

ABA Number:  121000248

Account Number:   4598213866

Reference:  Property Number - 712701

If by check:

Industrial Property Operating Partnership LP

P.O. Box 206918

Dallas, TX 75320-6918

Reference:  Property Number - 712701

(e)	Renewal Option.

(i)

Provided no Event of Default exists and Tenant is occupying the entire Premises at the time of such election, Tenant may renew the Lease for one (1) additional period of five (5) years, by delivering written notice of the exercise thereof to Landlord not earlier than 12 months nor later than 9 months before the expiration of the Lease Term (the “Option Notification Period”).  The Base Rent payable for each month during the extended Lease Term shall be the prevailing rental rate (the ”Prevailing Rental Rate”), at the commencement of the extended Lease Term, for renewals of space similar to the Premises in buildings similar to the Building in the submarket in which the Building is located, and with the length of the extended Lease Term and the credit standing of Tenant to be taken into account.  Within 30 days after receipt of Tenant’s notice to renew, Landlord shall deliver to Tenant written notice of Landlord’s determination of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Base Rent, if any, and the other terms and conditions offered.  Tenant shall, within thirty (30) days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate.  If Tenant timely notifies Landlord that Tenant accepts Landlord’s determination of the Prevailing Rental Rate, then, on or before the commencement date of the extended Lease Term, Landlord and Tenant shall execute an amendment to the Lease extending the Lease Term on the same terms provided in the Lease, except as follows:

(1)	Base Rent shall be adjusted to the Prevailing Rental Rate;

(2)	Tenant shall have no further renewal option unless expressly granted by Landlord in writing; and
(3)

Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.

(ii)

If Tenant fails to timely notify Landlord in writing that Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate, time being of the essence with respect thereto, Tenant’s rights under this Section shall terminate and Tenant shall have no right to renew the Lease.

(iii)   Tenant’s rights under this Section shall terminate if (1) the Lease or Tenant’s right to possession of the Premises is terminated, (2) Tenant assigns any of its interest in the Lease or sublets any portion of the Premises (excluding a Tenant Affiliate), or (3) Tenant fails to timely exercise its option under this Section, time being of the essence with respect to Tenant’s exercise thereof.

3.Condition of Premises.  Tenant acknowledges that it currently occupies the Premises and agrees by remaining in the Premises that it accepts the Premises in their "as-is" condition, with no additional obligation on the part of Landlord to repair, remodel or refurbish the Premises in any respect, unless otherwise expressly provided in this Amendment.

4.Use.  Notwithstanding anything to the contrary in the Lease, in no event shall any portion of the Premises be used for any marijuana or marijuana related business (including, but not limited to, the cultivation, manufacture, processing, storage or sale of cannabis or cannabis-related products).

5. Options.  Except for the Renewal Option set forth in Section 2(e) above, all option rights granted to Tenant, if any, contained in the Lease, including, without limitation, options to extend or renew the term of the Lease or to expand the Premises or to terminate the Lease, are hereby deleted and are of no force and effect.

6.Payment of Commission.  In connection with this Amendment, Tenant acknowledges that it has not used the services of a broker or other real estate agent or licensee other than CBRE, Inc.  In the event of a claim for broker's fee, finder's fee, commission or other similar compensation in connection herewith based on any other relationship with or through Tenant, Tenant hereby agrees to protect, defend and indemnify Landlord against and hold Landlord harmless from any and all damages, liabilities, costs, expenses and losses (including, without limitation, reasonable attorneys' fees and costs) which Landlord may sustain or incur by reason of such claim.

7.

Waiver.  No failure or delay by a party to insist upon the strict performance of any term, condition or covenant of this Amendment, or to exercise any right, power or remedy hereunder shall constitute a waiver of the same or any other term of this Amendment or preclude such party from enforcing or exercising the same or any such other term, conditions, covenant, right, power or remedy at any later time.

8.Ratification.  As amended hereby the Lease is hereby ratified and shall remain in full force and effect.  As of the execution hereof, Tenant represents, acknowledges and confirms to Landlord that  Landlord has performed all obligations on its part under the Lease, there exists no breach, condition, state of facts or event that constitutes, or with the passing of time or the giving of notice, or both, would constitute a default by either Landlord or Tenant under the Lease and that the Lease, and all of its terms, conditions, covenants, agreements and provisions, except as modified hereby, are in full force and effect with no defenses or offsets (including any offsets against any rents or other sums payable by Tenant under the Lease) thereto.

9.Governing Law; Venue.  This Amendment shall be construed and governed by the laws of the state where the Premises are located.  Except to the extent required otherwise by applicable law, the venue for any action relating to this Amendment shall be brought solely and exclusively in the state and the county in which the Premises are located.

10.Tenant’s Compliance with Law.  Tenant shall procure at its sole expense any permits and licenses required for the transaction of business in the Premises and shall otherwise comply with all applicable federal, state, county and municipal laws, ordinances and governmental regulations.

11.

Authority.  This Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each party hereto warrants that the person signing below on such party's behalf is authorized to do so and to bind such party to the terms of this Amendment.

12.

Attorneys' Fees and Costs. In the event of any action at law or in equity between the parties to enforce any of the provisions hereof, the substantially non-prevailing party to such litigation shall pay to the substantially prevailing party all costs and expenses, including reasonable attorneys' fees (including costs and expenses incurred in connection with all appeals) incurred by the substantially prevailing party, and these costs, expenses and attorneys' fees may be included in and as part of the judgment.

13.

Entire Agreement; No Amendment.  This Amendment constitutes the entire agreement and understanding between the parties with respect to the subject of this amendment and shall supersede all prior written and oral agreements concerning this subject matter.  This Amendment may not be amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of Landlord and Tenant.  Each party acknowledges that it has read this Amendment, fully understands all of this Amendment's terms and conditions, and executes this Amendment freely, voluntarily and with full knowledge of its significance.  Each party to this Amendment has had the opportunity to receive the advice of counsel prior to the execution hereof.

14.

Severability.  If any provision of this Amendment or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Amendment and the application of such provision to other persons or circumstances, other than those to which it is held invalid, shall not be affected and shall be enforced to the furthest extent permitted by law.
15.

Counterparts.  This Amendment may be executed in counterparts and in facsimile or by PDF, and such counterparts together shall constitute but one original of the Amendment. Each counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

16.

Agreement to Perform Necessary Acts.  Each party agrees that upon demand, it shall promptly perform all further acts and execute, acknowledge, and deliver all further instructions, instruments and documents which may be reasonably necessary or useful to carry out the provisions of this Amendment.

17.

Captions and Headings.  The titles or headings of the various paragraphs hereof are intended solely for convenience of reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Amendment.

18.

Move-Out Standards.  Notwithstanding anything in the Lease (as amended hereby) to the contrary, at the expiration or earlier termination of the Lease, Tenant shall surrender the Premises broom-clean and in good condition, free of debris and of Tenant's personal property and equipment and in accordance with the Move-Out Standards set forth in Exhibit "A" to this Amendment, excepting reasonable wear and tear and losses required to be restored by Landlord under the Lease.

19.	Work

.

(a)	Tenant shall complete Tenant’s Work (as defined in Exhibit "B") in accordance with the terms and conditions set forth in the Improvement Addendum attached hereto as Exhibit "B".

(b)	Landlord will install a new roof membrane over the existing roof of the Building in accordance with Section 6 of the Second Amendment on or before December 31, 2019.

(c)	Landlord will (i) repaint the exterior of the Building on or before December 31, 2020, and (ii) repaint the metal surfaces on the Building on or before December 31, 2019.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the Effective Date.

LANDLORD:

IPT Salt Lake City DC II LLC,

a Delaware limited liability company

By: IPT Real Estate Holdco LLC,

a Delaware limited liability company,

its sole member

By: Industrial Property Operating Partnership LP,

a Delaware limited partnership,

its sole member

By: Industrial Property Trust Inc.,

a Maryland corporation,

its general partner

By: /s/ Mellissa Barrett

Name: Mellissa Barrett

Title: Vice President-Asset Management

TENANT:

SLEEP NUMBER CORPORATION,

a Minnesota corporation

By:/s/ K Christopher White
Name: Chris White

Title:  VP Manufacturing